Exhibit 99.1

   CreditRiskMonitor Receives $1.1 Million in Litigation Settlement

    VALLEY COTTAGE, N.Y.--(BUSINESS WIRE)--April 27, 2005--CreditRiskMonitor (OTCBB:CRMZ), announced today that it has settled all outstanding litigation against Global Credit Services, Inc. in return for a cash payment of $1.1 million.
    Jerry Flum, CEO, stated, "The litigation has been going on for four years. We believe it was prudent to settle now to stop the diversion of management's time from running and growing our business. We are gratified and vindicated by the Court's decision in August 2004 finding the defendants to be in contempt of court for their breach of a Settlement Agreement and awarding us compensatory and punitive damages and attorneys' fees. It is time to write the final chapter to the litigation and we will now put the proceeds of this settlement to work, serving our customers and expanding our business."
    The text of the Court's August 6, 2004 decision and a related New York Law Journal article can be found at http://www.crmz.com/Docs/CourtDecision-2004-08-06.pdf and http://www.crmz.com/Docs/NYLawJournal-2004-08-24.pdf, respectively.

    About CreditRiskMonitor

    CreditRiskMonitor (www.crmz.com) is an Internet-based financial information analysis and news service designed for corporate credit professionals. Our comprehensive commercial credit reports cover tens of thousands of public companies around the world and include detailed financial statements and analyses, credit scores, company background information, Standard & Poor's ratings, competitive analyses, public record filings, and trade payment data. The CreditRiskMonitor continuous monitoring service keeps customers up to date on events affecting the credit worthiness of companies, including financial statement updates, SEC filings, S&P rating changes, and credit-relevant news stories and press releases.

    Safe Harbor Statement: Certain statements in this press release, including statements prefaced by the words "anticipates," "estimates," "believes," "expects" or words of similar meaning, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as "risk factors" or otherwise in the Company's Registration Statements or Securities and Exchange Commission Reports.

    CONTACT: CreditRiskMonitor.com, Inc.
             Jerry Flum, 845-230-3030
             jerryf@creditriskmonitor.com